Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of April 30, 2014, Merchant Holdings Inc. owned 10,000 shares of the Fund, which represented 32.34% of the outstanding shares of the Fund, and Pershing owned 17,854 shares of the Fund, which represented 57.75% of the Fund. As of April 30, 2015, Merchant Holdings Inc. owned 10,001 shares of the Fund, which represented 30.87% of the outstanding shares of the Fund, and Pershing owned 16,781 shares of the Fund, which
represented 51.79% of the Fund.   Accordingly, Merchant Holdings and
Pershing continue to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 68.23% of the outstanding shares and Pershing owned 4,394 shares of the Fund which represented 39.98% of the Fund. As of April 30, 2015 Pershing owned 41,546 shares of the
Fund which represented 76.45% of the Fund.   Accordingly, Pershing is
presumed to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of April 30, 2014, Merchant Holdings ("Shareholder") owned 5,684,055 shares of the Fund, which represented 96.92% of the outstanding shares. As of April 30, 2015 Shareholder owned 5,684,706 shares of the Fund
which represented 94.51% of the Fund.   Accordingly, Shareholder is
presumed to be a controlling person of the Fund. Obtaining Control of Credit Suisse Managed Futures Strategy Fund A

As of April 30, 2014, Charles Schwab owned 255,119 shares of the Fund, which represented 50.65% of the Fund, and Pershing owned 232,651 shares of the Fund, which represented 46.19% of the Fund. As of April 30, 2015 Charles Schwab owned 1,074,701 shares of the Fund which represented 39.94% of the Fund. Accordingly, Charles Schwab continues to be a controlling person of the Fund.